                                                                      Exhibit 12

                       Ratio of Earnings to Fixed Charges

                                                                   Year Ended
                                                      Year Ended  December 31,
                                                     December 31,     1996
                                                         1995     (As Restated)
                                                     ------------ -------------
                                                           (in thousands)

Loss before provision for income taxes..............    $ (575)      $(1,915)
Add fixed charges
  Interest expense including amortization of debt
   issuance cost....................................        96         1,146
                                                        ------       -------
Loss before fixed charges...........................    $ (479)      $  (769)
                                                        ======       =======

Fixed charges
  Interest expense including amortization of debt
   issuance cost....................................        96         1,146
  Capitalized interest..............................       577         2,317
                                                        ------       -------
Total fixed charges.................................       673         3,463
                                                        ======       =======
Ratio of Earnings to Fixed Charges..................       --            --
                                                        ======       =======
Deficiency of earnings to cover fixed charges.......    $1,152       $ 4,232
                                                        ======       =======